UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 9, 2014

Clovis Oncology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35347	90-0475355
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2525 28th Street, Suite 100 Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 625-5000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On September 9, 2014, Clovis Oncology, Inc. (the “Company”) consummated its previously announced offering of $287.5 million aggregate principal amount of its 2.50% Convertible Senior Notes due 2021 (the “Notes”).

The Notes were sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, (the “Securities Act”). The Notes and the shares of common stock issuable upon conversion of the Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Notes were issued pursuant to that certain Indenture, dated as of September 9, 2014 (the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee.

Priced to investors in the offering at 100% of their principal amount, the Notes are senior unsecured obligations of the Company, ranking senior in right of payment to any of the Company’s indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to all of the Company’s liabilities that are not so subordinated; effectively junior in right of payment to any of the Company’s secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s subsidiaries

The Notes will mature on September 15, 2021. Interest on the Notes will be payable on March 15 and September 15 of each year, beginning on March 15, 2015.

The Notes are convertible at an initial conversion rate of 16.1616 shares of the Company’s common stock per $1,000 principal amount of Notes (equivalent to an initial conversion price of approximately $61.88 per share of common stock). The conversion rate is subject to adjustment in some events as described in the Indenture. Holders may convert their Notes at any time prior to the close of business on the business day immediately preceding September 15, 2021. In addition, following certain corporate events that occur prior to the maturity date or upon the Company’s issuance of a notice of redemption, the Company will increase the conversion rate for a holder who elects to convert its Notes in connection with such corporate event or during the related redemption period in certain circumstances by a specified number of shares of common stock as described in the Indenture.

The Company will not have the right to redeem the Notes prior to September 15, 2018. On or after September 15, 2018, the Company may redeem the Notes, in whole or in part, if the last reported sale price of the Company’s common stock has been at least 150% of the conversion price then in effect for at least 20 trading days (whether or not consecutive) during any 30 consecutive trading day period ending not more than two trading days preceding the date on which the Company provides written notice of redemption. In the case of any optional redemption, the Company will redeem the Notes at a redemption price equal to 100% of the principal amount of such Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date.

If the Company undergoes a fundamental change described in the Indenture prior to the maturity date of the Notes, holders of the Notes may require the Company to repurchase for cash all or part of their Notes upon certain fundamental changes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Indenture provides for customary terms and covenants, including that upon certain events of default, either the trustee or the holders of not less than 25% in aggregate principal amount of the Notes then outstanding may declare the unpaid principal amount of the Notes and accrued and unpaid interest, if any, thereon immediately due and payable. In the case of certain events of bankruptcy, insolvency or reorganization, the principal amount of the Notes together with accrued and unpaid interest, if any, thereon will automatically become and be immediately due and payable.

The net proceeds from the sale of the Notes will be used for general corporate purposes, including funding of the Company’s development programs, payments of milestones pursuant to its license agreements, general and administrative expenses, acquisition or licensing of additional product candidates or businesses and working capital.

These descriptions of the Indenture and the Notes are qualified in their entirety by reference to the Indenture, including the form of Note, which is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

On September 9, 2014, the Company issued a press release announcing the exercise in full by the initial purchasers of their option to purchase an additional $37.5 million aggregate principal amount of Notes. A copy of the Company’s press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

This current report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy Notes.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

The information with respect to the Notes and the Indenture and set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities

The information with respect to the Notes and the Indenture and set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

4.1	Indenture, dated as of September 9, 2014, by and between Clovis Oncology, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, including the form of Note

99.1	Press Release dated September 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 9, 2014

CLOVIS ONCOLOGY, INC.

By:	/s/ Erle T. Mast
Name:	Erle T. Mast
Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of September 9,2014, by and between Clovis Oncology, Inc. and The Bank of New York Mellon Trust Company, N.A., as trustee, including the form of Note

99.1	Press Release dated September 9, 2014